World Funds Trust 485BPOS

Exhibit 99.j8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Applied Finance Funds and to the use of our report dated June 27, 2019 on the financial statements and financial highlights of the Applied Finance Dividend Fund (formerly Toreador International Fund), Applied Finance Core Fund (formerly Toreador Core Fund), Applied Finance Explorer Fund (formerly Toreador Explorer Fund) and Applied Finance Select Fund (formerly Toreador Select Fund). Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 28, 2019